EXHIBIT 11

                            SYNOVUS FINANCIAL CORP.

                           COMPUTATION OF NET INCOME
                                PER COMMON SHARE
                     (In thousands, except per share data)
                                  (Unaudited)



                                Three Months Ended March 31, 2000    Three Months Ended March 31, 1999
                               ----------------------------------    ---------------------------------
                                   Net      Average   Net Income        Net      Average   Net Income
                                 Income     Shares    per Share       Income     Shares    Per Share
                               ----------------------------------    ----------------------------------

EPS - Basic                   $   61,392    282,163   $    0.22      $ 50,733    278,930   $   0.18


Effect of dilutive options                    2,788                                3,793

                              --------------------------------------------------------------------------

EPS - Diluted                 $   61,392    284,951   $    0.22      $ 50,733    282,723   $   0.18
                              ==========================================================================


